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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors Jaguar Mining Inc.

We consent to the inclusion in this annual report on Form 40-F of:

•	our Independent Auditors' Report dated March 23, 2012 on the consolidated financial statements of Jaguar Mining Inc. comprising the consolidated balance sheets of Jaguar Mining Inc. as at December 31, 2011, December 31, 2010 and January 1, 2010, the consolidated statements of operations and comprehensive income (loss), shareholders' equity and cash flows for the years ended December 31, 2011 and December 31, 2010, and notes, comprising a summary of significant accounting policies and other explanatory information;

•	our Report of Independent Registered Public Accounting Firm dated March 23, 2012 on the consolidated balance sheets of Jaguar Mining Inc. as at December 31, 2011, December 31, 2010 and January 1, 2010 and the related consolidated statements of operations and comprehensive income (loss), shareholders' equity and cash flows for the years ended December 31, 2011 and December 31, 2010; and

•	our Report of Independent Registered Public Accounting Firm dated March 23, 2012 on Jaguar Mining Inc's internal control over financial reporting as of December 31, 2011 each of which is contained in or incorporated by reference in this annual report on Form 40-F of Jaguar Mining Inc. for the fiscal year ended December 31, 2011. We also hereby consent to the incorporation by reference of the above mentioned reports into the Registration Statement on Form S-8 (Registration No. 333-144969) of the Company.

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

March 23, 2012